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                                                                    EXHIBIT 11.1

                          CASA OLE' RESTAURANTS, INC.

                      COMPUTATION OF NET INCOME PER SHARE

                           FOR THE FISCAL YEARS ENDED
                    DECEMBER 29, 1995 AND DECEMBER 27, 1996

                                                            1995               1996
                                                        ------------       ------------
Income (or pro forma income) applicable
         to common stock                                $  1,448,659       $  1,819,464
                                                        ============       ============

Computation of weighted average common shares:

         Shares issued pursuant to
            contribution agreement                         2,732,705          2,732,705

         Shares assumed issued to
            fund certain distributions                        60,411               --

         Shares issued in initial public offering               --            2,000,000

         Shares redeemed                                        --           (1,135,000)

         Effect of days outstanding on
            weighted average calculation                        --             (278,036)

         Assumed net common share
            equivalents of options and warrants
            using the treasury stock method                     --               65,308
                                                        ------------       ------------

                                                           2,793,116          3,384,977
                                                        ============       ============

Pro forma net income per share                          $       0.52       $       0.54
                                                        ============       ============